UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 3, 2020 (August 31, 2020)

APPLIED UV, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39480	84-4373308
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

150 N. Macquesten Parkway Mount Vernon, NY	10550
(Address of registrant’s principal executive office)	(Zip code)

(914) 665-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AUVI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 31, 2020, Applied UV, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Network 1 Financial Securities, Inc., as representative (the “Representative”) of the underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), related to the Company’s initial public offering of 1,000,000 shares (the “Underwritten Shares”) of the Company’s common stock, par value $0.0001 per share, at a public offering price of $5.00 per share. Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 45 days, to purchase up to an additional 150,000 shares (the “Option Shares” and together with the Underwritten Shares, the “Shares”) of common stock to cover over-allotments, if any, at the public offering price per Underwritten Share, less offering expenses.

The Shares were offered and sold by the Company pursuant to the Company’s registration statement on Form S-1, as amended (File No. 333-239892) (the “Registration Statement”) and filed with the Securities and Exchange Commission (the “SEC”) and the final prospectus filed with the SEC pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement was declared effective by the SEC on August 28, 2020. The closing of the offering took place on September 2, 2020 for the Underwritten Shares and on September 3, 2020 for the Option Shares. Aggregate gross proceeds from both closings will be approximately $5.75 million before deducting offering underwriting discounts and commissions and other estimated offering expenses. The Company intends to use the net proceeds from the offering to hire additional employees, including executive officers and sales professionals and for general corporate purposes, including working capital and sales and marketing activities.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Company’s officers and directors and certain stockholders have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the effective date of the registration statement for this offering without the prior written consent of the Representative.

The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K (this “Current Report”) and the description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

Item 8.01. Other Events.

On August 31, 2020, the Company issued a press release announcing that it had priced the initial public offering described in Item 1.01 of this Current Report. The Company’s press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

On September 1, 2020, the Company issued a press release announcing that in connection with its previously announced initial public offering of its common stock, the exercise by the Representative of its overallotment option to purchase an additional 150,000 shares of common stock at a price of $5.00 per share less the underwriting discount and commissions and expenses. The Company’s press release is filed as Exhibit 99.2 to this Current Report and is incorporated herein by reference.

On September 3, 2020, the Company issued a press release announcing that it had closed its initial public offering of 1,000,000 common shares at $5.00 per share on September 2, 2020 and on September 3, 2020 that the underwriter’s exercise in full of its overallotment option to purchase 150,000 shares of the Company’s common stock had closed. The Company received aggregate gross proceeds from both closings of $5.75 million, before deducting underwriting discounts and commissions and other estimated offering expenses. The Company’s press release is filed as Exhibit 99.3 to this Current Report and is incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated August 31, 2020
99.1	Press Release dated August 31, 2020.
99.2	Press Release dated September 1, 2020
99.3	Press Release dated September 3, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2020	APPLIED UV, INC.

	By:	/s/ Keyoumars Saeed
	Name:	Keyoumars Saeed
	Title:	Chief Executive Officer